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CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 10.16

SANMINA CORPORATION
AGREEMENT FOR
ELECTRONIC MANUFACTURING SERVICES

        This Agreement between HealtheTech, Inc., hereinafter referred to as "Customer," and Sanmina Corporation, hereinafter referred to as "Sanmina," is entered into on April 3, 2001. Sanmina shall perform manufacturing services for the Customer under the terms and conditions set forth herein.

  I.    Term

        This Agreement shall be in effect for 36 months from the date of this Agreement. Unless the parties agree to extend such initial term of the Agreement, for any period, prior to the termination of such initial term, the Agreement shall terminate.

  II.    Scope of Work Performed

        Customer wishes Sanmina to manufacture a range of Electronics products or Assemblies on behalf of Customer at the prices identified in Exhibit A. Sanmina and the Customer shall mutually agree upon a delivery schedule for the Products.

        Customer shall be liable for Material that Sanmina procures or otherwise contracts for in order to manufacture the products that Customer wishes to buy from Sanmina on a turnkey basis.

        This liability shall be determined by defining the process that incurs this liability and describing the situations or circumstances under which Customer is liable for Material that Sanmina has procured.

        Sanmina shall purchase components for the Products in accordance with a vendor list approved by Sanmina and the Customer ("AVL"). In the event Sanmina cannot purchase a component from an approved vendor for any reason, including unavailability or commercial unfeasibility of the purchase of such components, Sanmina may purchase such components from an alternate vendor with the prior written consent of the Customer.

        Sanmina agrees to keep all written records adequate to assure total compliance with all legal and regulatory requirements for the manufacture of Class II Medical Devices.

  III.    General Planning and Procurement Process

        A. On the date this Agreement is executed and the first business day of each calendar month thereafter, the Customer shall provide Sanmina with firm, monthly, rolling purchase orders covering a minimum period of three (3) months ("Purchase Order").

        B. On the same dates, the Customer shall provide Sanmina with additional monthly, rolling nine (9) month forecast ("Forecast") covering nine (9) months immediately following the Purchase Order period. Forecast does not incur any liability for either Sanmina or Customer except that of any long lead-time parts for which the forecast would cause procurement activity, and, even in such a situation such liability for Customer would be limited per section IV and its subsections.

        C. Sanmina will take the Purchase Orders and Forecast referred to in III(A) and III(B) above and generate a Master Production Schedule (MPS) for a twelve-month period using the process described in Section III(D) below.

        D. This MPS will define the master plan on which Sanmina will base its procurement, internal capacity projections and commitments.

          1.    Sanmina will use the Purchase Orders referred to in A to generate the first three months of the MPS.

          2.    Sanmina will use the Forecast referred to in B to generate the second nine months of the MPS.

          3.    The MPS created as described above does not incur any liability for either Sanmina or Customer except that of any long lead-time parts for which the forecast would cause procurement activity, and, even in such a situation such liability for Customer would be limited per section IV and its subsections.

        E. Sanmina will process the MPS through industry-standard MRP software that will convert the MPS reflecting Customer's Purchase Orders and Forecasts into requirements for components that are required to make these products. In doing so, Sanmina will offset the requirements for receipt of components or materials by allowing for the time required to build the products per the following times:

          1.    In-Circuit Test/Functional Test—5 Working Days

          2.    Assembly—7 Working Days

          3.    Kitting—2 Working Days

          4.    Material Handling—2 Working Days

Per this agreement Sanmina will plan and schedule material to be at Sanmina eleven working days before the products are due to ship to Customer where no Test is required, and sixteen working days before the products are due to ship to Customer where Test is required.

        F. Sanmina will also release (launch) orders to suppliers of materials sometime prior to the anticipated date that the material is needed (per section III(E) above). When these orders are launched will depend on the Vendor Lead Time that Sanmina will determine from time to time and maintain as a parameter of Sanmina's manufacturing or materials planning systems.

        G. Sanmina, through its MRP System will also issue an instruction (MRP Signal) to its procurement group to buy a part approximately seven days before the order is due to be placed per section F above.

        H. When Sanmina places an order with its suppliers per the sections above, Sanmina will order parts in various quantities (defined in periods-worth-of-supply) that are defined by the part's ABC Classification. This classification as well as the expected distribution or characteristics of various classes of parts, and, the periods-worth-of-supply (Periods-of-Supply) that will be bought for each class of part is shown on Table 1.

Table 1. ABC Classifications, Descriptions and Periods-of-Supply

Part Class	Expected Percentage of Total Parts	Expected Percentage of Total Value (of Gross Requirements)	Periods Worth of Supply to be Bought with Each Order
A	3%	80%	2 Weeks
B	17%	17%	3 Months
C	80%	3%	6 Months

        I. In addition to ordering parts for various periods-of-supply, Sanmina will order parts according to various minimum-buy quantities, tape and reel quantities, and, multiples of packaging quantities.

        J. The components Sanmina purchases or orders to fulfill the Purchase Order and the Forecast on behalf of the Customer to manufacture the Products, and any associated expenses related to purchasing, ordering, manufacturing (labor and overhead), shipping, storing and eliminating such components and agreed upon mark-up shall constitute a part of the Customer's Total Liability ("Total Liability").

  IV.    Liabilities for Materials

        A. Customer's liability for material that Sanmina has procured is limited to the following:

          1.    Parts that Sanmina, having ordered per the guidelines above, cannot cancel prior to their receipt. This includes parts that may not be cancelable by virtue of having insufficient time between the MRP signal to cancel and the expected or real receipt date at Sanmina.

          2.    Parts that Sanmina, having ordered per the guidelines above, cannot return to the suppliers that the parts came from, where the value of the parts exceed $1000 in total, and where Sanmina has made reasonable efforts to return the parts (for no more than four weeks).

          3.    Parts that are worth less than $1000 in total and where Sanmina is not required to attempt return.

        B. Where Sanmina is able to return parts with a re-stocking or other fees, those fees shall also become part of Customer's Total Liability.

        C. If necessary and with the Customer's written consent, Sanmina shall purchase any necessary tools to fulfill the Purchase Order and Forecast. Such tools shall be deemed a part of the Customer's Total Liability. All such tooling purchased by Sanmina shall remain the Customer's property, and Sanmina shall return such tooling (normal wear and tear excepted) to the Customer upon request, the completion of the relevant order or the termination of the Agreement.

        D. Customer's liability for the material defined in the previous sections will be at the quoted cost agreed between Sanmina and Customer plus the agreed materials margin of 13% (thirteen percent).

  V.    Reschedules

        The Customer may reschedule delivery dates of Products subject to the following matrix:

Notice Prior to Original Delivery Date	Percent of Original Quantity that can be Rescheduled
0 to 30 days	0%
31 to 60 days	15%
61 to 90 days	30%
Beyond 90 Days	100%

        As an example, if the Customer notifies Sanmina in writing between 31 and 60 days prior to the scheduled delivery date of the Products, the Customer may reschedule a maximum of 15% of the total amount of the Products to be delivered on such date.

        A. For a decrease in quantity of Products to be delivered on a specific delivery date, Sanmina and the Customer shall mutually agree upon a date to deliver the undelivered Products within 45 days from the original delivery date.

        B. For an increase in quantity of Products to be delivered on a specific delivery date, Sanmina, on a best effort basis, will attempt to accommodate such increase.

        C. Any change in the delivery dates of any Product for a period exceeding 45 days in the aggregate shall be deemed a cancellation by the Customer with respect to such Products. If the Customer's schedule change results in additional expenses to Sanmina to store such Products or to acquire additional components, such additional expenses shall be deemed Part of the Customer's Total Liability.

  VI.    Revisions

        In the event the Customer requests an engineering change to a product, Sanmina shall notify the Customer of any impact on the cost and/or scheduled delivery of such Products within five (5) business days of the receipt of Customer's request. Unless the Customer consents to the amended notification from Sanmina, the requested engineering change shall be deemed canceled. Any increases in the cost of the Products resulting from such Engineering Change Order ("ECO") shall be deemed a part of the Customer's Total Liability as defined above. Similarly, any parts made obsolete or excess as a result of such an ECO shall be deemed part of the Customer's Total Liability. Sanmina will charge a $250.00 administrative fee per ECO that changes revisions to partially cover Sanmina's processing costs involved in processing the ECO.

  VII.    Cancellations

        The Customer may cancel any order by notifying Sanmina in writing at least 90 days prior to the delivery date of such order. Within 30 days of such cancellation, Sanmina shall provide the Customer with the amount of the Total Liability related to such canceled order. The Customer shall pay such cancellation amount to Sanmina on a net 30-day basis. After receipt of such cancellation amount, Sanmina shall deliver to the Customer, at the Customer's expense, any components purchased but unused as a result of such cancellation or scrap such components, at the discretion of the Customer.

  VIII.    Pricing

        The prices for the Products are shown in Exhibit A and shall remain fixed for the term of this Agreement with the following exceptions:

          1.    ECO—Engineering Change Order (referred to in section VI).

          2.    Material variations on the market prices of components.

  IX.    Delivery

        Delivery of all items under this Agreement shall be delivered F.O.B. Sanmina's plant located at the address specified in Exhibit A ("Delivery Point"), at which time risk of loss and title shall pass to the Customer. Products held or stored by Sanmina at the Delivery Point or any other location after the delivery date of such Products, shall be held or stored at the risk and expense of the Customer.

        Sanmina shall use best efforts to deliver the Products on the agreed upon delivery dates. While Sanmina shall use reasonable efforts to notify the Customer of anticipated delays, Sanmina shall not be liable for any failure to give notice of anticipated delays or to meet such delivery dates.

        Unless otherwise specified by the Customer, Sanmina shall transport the Products by the method Sanmina deems most advantageous, to the Customer's address or to an address specified in writing by the Customer. All freight, insurance and other shipping expenses from the delivery point shall be borne by the Customer. When special packaging is requested or, in the opinion of Sanmina, is required under the circumstances, the additional expenses related to such special packaging shall also be borne by the Customer.

  X.    Payment and Invoicing

        Payment terms will be net 30 days from invoice date. Sanmina will provide the Customer with a credit limit set at (to be determined). In the event that the Customer exceeds this credit limit or has outstanding invoices for more than 60 days, Sanmina may stop shipments of Products to Customer until the Customer makes sufficient payment to bring its account consistent with terms outlined above. Sanmina may reduce the credit limit with written notice to the Customer.

  XI.    Warranty

        Sanmina warrants that the Products (excluding components purchased from third-party vendors ("Vendor Components")) shall be free from any defects in workmanship for a period of one year from the date of manufacture. Warranty on components is limited to the warranty provided by the component manufacturer. Sanmina shall pass on any unexpired warranty for such Vendor Components provided by third-party vendors or passed on by such third-party vendors from the original manufacturers until the expiration of such warranties or up to a maximum of one (1) year from date of manufacture of the Product by Sanmina, whichever is shorter. As the Customer's sole remedy under the warranty, Sanmina, will, at no charge, rework, repair and retest any such Products returned to Sanmina and found to contain such defects caused by Sanmina. Warranty coverage does not include failures due to the Customer design errors, the supply or selection of improper or defective parts or materials used by the Customer, the Customer requested changes, damages caused by the Customer's misuse, unauthorized repair or negligence. Sanmina does not assume any liability for expendable items such as lamps and fuses. Sanmina reserves the right to inspect the Products and verify that they are defective or non-conforming. Sanmina's total liability shall be limited to the value of the Product supplied under this Agreement.

        The warranty afforded to these assemblies is limited to these items, parts and defects that are within the capability of existing test equipment, program and processes.

        The performance of any repair or replacement by Sanmina does not extend the warranty period for any Products beyond the period applicable to the Products originally delivered.

        EXCEPT FOR THE ABOVE EXPRESS WARRANTIES, SANMINA MAKES AND THE CUSTOMER RECEIVES NO WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SANMINA SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

  XII.    General Indemnity

        The Customer shall indemnify Sanmina against, and hold it harmless from any loss, cost, liability or expense (including court costs and the reasonable fees of attorneys and other professionals) to the extent that such loss, cost, liability or expense arises out of, or in connection with, in whole or in part, (A) infringements of any patent, trademark, copyright or other intellectual property of the Customer or (B) any negligence or willful misconduct by the Customer, its employees or agents and subcontractors, including but not limited to any such act or omission that contributes to: (i) any bodily injury, sickness, disease, or death; (ii) any injury or destruction to tangible or intangible property of the injured party or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance or regulation.

  XIII.    Quality, Inspection and Reporting

        The Customer will have the right at all reasonable times, upon reasonable advance notice, to visit Sanmina's plant to inspect the work performed on the Products. Inspection of the work shall not relieve Sanmina of any of its obligations under the Agreement or purchase orders. Sanmina shall provide Customer with all mutually agreed upon quality reports at agreed upon intervals. Sanmina reserves the right to restrict the Customer's access to the plant or any area within it as necessary to protect confidential information of Sanmina or its other customers.

        If Customer demands inspection of the Products prior to the delivery of such Products as a condition of acceptance of such Products, the Customer must inspect the Products within 48 hours of a transmission of written notice by facsimile or other electronic or telephonic delivery system from Sanmina informing the Customer that the Products are ready to be shipped. If Customer does not inspect the Products within such 48-hour period, Customer shall be deemed to have waived its right to inspect the Products as a condition of acceptance of such Products.

        Customer and Sanmina will implement a joint quality improvement program that will develop and implement a continuous quality improvement.

  XIV.    Termination

        Either party may, without penalty, terminate this Agreement upon 60 days written notice to the other party in either one of the following events:

          a)    The other party materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of breach to the non-breaching party;

          b)    The other party becomes involved in any voluntary or involuntary bankruptcy or other insolvency petition or proceeding for the benefit of its creditors, and such petition, assignment or proceeding is not dismissed within sixty (60) days after it was filed.

        Upon termination, Sanmina shall provide the Customer with an invoice of the Customer's Total Liabilities. In addition, the Customer shall be liable for all work-in-progress and any outstanding charges. Upon termination, Customer shall pay all invoiced charges in net thirty (30) days.

  XV.    Limitation of Liability

        IN NO EVENT OTHER THAN AS A RESULT OF SANMINA'S GROSS NEGLIGENCE WILL SANMINA BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF THE CUSTOMER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

  XVI.    Miscellaneous

        A.    Governing Law.    This Agreement will be governed by and interpreted under the laws of the State of California, without reference to conflict of laws principles.

        B.    Jurisdiction.    For any dispute arising out of this Agreement, the parties consent to personal and exclusive jurisdiction of and venue in the state and federal courts within Santa Clara County, California.

        C.    Entire Agreement; Enforcement of Rights.    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merge all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights thereunder will not be construed as a waiver of any rights of such party.

        D.    Assignment.    The rights and liabilities of the parties hereto will bind and incur to the benefit of their successors, executors or administrators.

        E.    Notices.    Any required notices thereunder will be given in writing at the address of each party set forth above, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, and will be deemed served when delivered by facsimile or mail or when tendered in person.

        F.    Force Majeure.    Neither party will be liable to the other for any default thereunder if such default is caused by an event beyond such party's control, including without limitation acts or failures to act of the other party, strikes or labor disputes, component shortages, unavailability of transportation, floods, fires, governmental requirements and acts of God (a "Force Majeure Event"). In the event of threatened or actual non-performance as a result of any of the above causes, the non-performing party will exercise commercially reasonable efforts to avoid and cure such non-performance. Should a Force Majeure Event prevent a party's performance thereunder for a period in excess of ninety (90) days, then the other party may elect to terminate this Agreement by written notice thereof.

        G.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

Signed:	/s/ Joe W. Drummond	Signed:	/s/ Noel L. Johnson
Name:	Joe W. Drummond	Name:	Noel L. Johnson
Title:	Vice President Sales	Title:	Chief Operating Officer
SANMINA CORPORATION

ADDENDUM A

SALES PRICE AGREEMENT:

        Due to the uncertain costing of a number of line items on the Bill of Materials for the BodyGem, HealtheTech agrees to pay Sanmina the actual costs of material and labor plus the following margins:

Overhead costs	[*]
G & A costs	[*]
Procurement costs	[*]
Attrition costs	[*]
Profit	[*]

        Note: Labor rates will be calculated at $65.00 per hour for assembly and $85.00 per hour for test.

HealtheTech agrees:	Signature:	/s/ Dale Douglass
	Date:	5/23/01

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ADDENDUM B

Long Lead Time Components:

        HealtheTech has decided to purchase some long lead time components to avoid gaps in their forecasted demand for the BodyGem. Attached is a list of the specific components Sanmina has been requested to procure.

        HealtheTech accepts full financial liability for these components and agrees to pay Sanmina total costs upon receipt of the BodyGem, or 90 days after Sanmina receives the component, whichever occurs first.

HealtheTech agrees:	Signature:	/s/ Dale Douglass
	Date:	5/23/01

ADDENDUM B ATTACHMENT

PART NUMBER	DESCRIPTION	QTY.	PURCHASE PRICE		TOTAL COSTS		HEALTHETECH SIGNATURE	DATE	SUPPLIER
302-0002.01	ASIC	105,000	$	[*]	$	[*]			CSEE

Golden Office

Attn:	Colleen Schroeder 523 Parke Point Drive Golden, CO 80401

ADDENDUM C

Product Identification and Traceability:

        Sanmina-SCI agrees to conform to the Food and Drug Administration code of federal regulations pertaining to "Identification and Traceability" (21CFR—Parts 820.60 & 820.65). The specific procedures for accomplishing this are defined in the Corporate Quality Manual, SOP-3-1901-8, SOP-3-2203-330, SOP-3-1909-8, and SOP-3-1902-8.

        Additionally, Sanmina-SCI agrees to maintain the "Device History Records" for a minimum of two (2) years. After this time period, those records will be forwarded to HealtheTech for final disposition.

Signature:	/s/ Joe W. Drummond
Date:	December 17, 2001

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SANMINA CORPORATION AGREEMENT FOR ELECTRONIC MANUFACTURING SERVICES